EXHIBIT 10.3

AMENDMENT, DATED DECEMBER 11, 2007, TO THE

MORGAN STANLEY 1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Section 6.4.1 of the Morgan Stanley 1993 Stock Plan for Non-Employee Directors, as amended, is amended by adding a new sentence at the end thereof. With such addition, Section 6.4.1 reads in its entirety as follows:

6.4.1 Distribution Date. Each Eligible Director shall designate on the Election Form one of the following dates as a Distribution Date with respect to amounts credited to the accounts thereafter: (i) the first day of the calendar month following the date of the Eligible Director’s death; (ii) the first day of the calendar month following the date of termination of service as a member of the Board of Directors of the Company; (iii) the first day of a calendar month specified by the Eligible Director which is at least six months after the Election Date; or (iv) the earlier to occur of (i), (ii) or (iii). For any account balances in existence as of March 18, 2007, an Eligible Director’s election pursuant to clause (ii) or (iv) of the preceding sentence shall be understood to reference the first day of the calendar month following the date of termination of service as a member of the Board of Directors of the Company or such later date as constitutes the Eligible Director’s separation from service with the Company for purposes of Section 409A of the Internal Revenue Code and the rules, regulations and guidance thereunder (including any successor provisions thereto).